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                                                                    Exhibit 10.1


         MEMORANDUM OF UNDERSTANDING, dated March 7, 2002, between DENTSU INC., a company organized under the laws of Japan ("Dentsu"), and MADAME ELISABETH BADINTER, a French national (acting for herself and her successors, together designated hereafter as "Madame EB"):

         WHEREAS, Madame EB, directly, and indirectly through Societe Anonyme Somarel ("Somarel"), is the controlling shareholder of Publicis Groupe S.A., a SOCIETE ANONYME organized under the laws of the Republic of France ("Publicis");

         WHEREAS, Publicis has entered into an Agreement and Plan of Merger (the "Merger Agreement") with B|Com3 Group, Inc., a corporation organized under the laws of Delaware ("B|Com3"), and a wholly-owned Delaware subsidiary of Publicis (the "Acquisition Company"), providing among other things for the merger (the "Merger") of B|Com3 into the Acquisition Company;

         WHEREAS, Dentsu is supportive of the Merger and has agreed, pursuant to a support agreement dated this date (the "Support Agreement") among Publicis, Acquisition Company, and Dentsu, to vote, subject to the conditions set forth therein, the B|Com3 Shares (defined below) owned by it in favor of the Merger, and Dentsu intends to enter into other transactions related thereto, subject, however, to Dentsu's being able to equity account as of the effective date of the Merger for its resulting investment in Publicis;

         WHEREAS, Dentsu is the holder of 4,284,873 shares of the Class B Common Stock of B|Com3 ("B|Com3 Shares") and, upon the consummation of the Merger, will become the owner of ordinary shares (ACTIONS ORDINAIRES) of Publicis ("Dentsu Publicis Shares") representing in the aggregate not less than 15% of the voting power of Publicis;

         WHEREAS, Dentsu has entered into a Memorandum of Understanding, dated this date, with Publicis providing for certain shareholder rights and obligations for Dentsu as a shareholder of Publicis (the "Publicis MOU"), a complete and correct copy of which is attached hereto as Exhibit A;

         WHEREAS, Dentsu has entered into a Memorandum of Understanding, dated this date, with Publicis providing for, among other things, a strategic alliance between Dentsu and Publicis (the "Support Agreement MOU"); and

         WHEREAS, Madame EB (or her successors) owns directly approximately 5.556% of the share capital (8.930% of the voting rights) of Publicis and approximately 51.29% of Somarel, which in turn owns approximately 22.149% of the share capital (35.594% of the voting rights) of Publicis;

         THE PARTIES HERETO desiring to be bound have agreed as follows:


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         1. Dentsu acknowledges that (i) Publicis was founded by Marcel
Bleustein-Blanchet, (ii) Madame EB is the daughter of such founder, (iii) Publicis is a French company with French roots, the domicile and headquarters of which are in Paris, France, and it is intended that it will so remain, and (iv) the leadership of Publicis is French and it is intended that any change will only be made with the agreement of Madame EB.

         2. Dentsu will vote the Dentsu Publicis Shares and Madame EB will vote or cause to be voted the EB Shares (in each case being defined for this purpose as the shares of Publicis that Dentsu or Madame EB (whether directly or indirectly through Somarel), respectively, then owns) in the following manner:

                  (a) Dentsu will vote and will cause its representatives on the Supervisory Board of Publicis (the "Supervisory Board") to vote, unless such vote would expose such representatives of Dentsu to legal liability:

                           (i) to elect Madame EB (or any person designated by
                  Madame EB) chairperson (PRESIDENTE or PRESIDENT, as the case may be) of the Supervisory Board, and to maintain her or such person in office;

                           (ii) to elect to the Supervisory Board and maintain
                  in office such persons designated by her; and

                           (iii) in favor of appointments of or changes in the
                  members of management (including at the DIRECTOIRE) of Publicis proposed by Madame EB, provided that Madame EB shall have consulted Dentsu on such appointments or changes.

         3. A special committee of the Supervisory Board (the "Committee") shall be created comprised of members appointed by Madame EB and members appointed by Dentsu (e.g. 2 or 3 by Madame EB, 1 or 2 by Dentsu) and members appointed by the management of Publicis equal in number to the number of Dentsu's representatives, provided that Madame EB shall appoint a majority of the members of the Committee. The Committee shall examine all strategic decisions and determine the vote on matters on which Dentsu has agreed to vote as directed by EB pursuant to Section 5(a) below. The Committee shall act, after consultation, by consensus of its members, or, in the absence of consensus, by a simple majority vote.

         4. So long as Dentsu owns, directly or indirectly, not less than 10% of the outstanding ordinary shares of Publicis (taking into account for this purpose only diminutions in Dentsu's ownership by reason of any transfer of Publicis shares or any failure by Dentsu to exercise its preemptive rights (DROITS PREFERENTIELS DE SOUSCRIPTION), or any rights of Dentsu that would entitle it to subscribe to shares on the same terms and in the same quantity as if it were exercising such preemptive rights), Madame EB and Somarel will vote, and Madame EB shall cause Somarel to vote, the EB Shares to elect


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and maintain in office two members of the Supervisory Board chosen from among candidates designated by Dentsu or their respective replacements designated by Dentsu (one of such designees to be a representative director of Dentsu), provided that if Madame EB establishes at the time of such election that any such designee (other than such representative director) lacks reasonably appropriate qualifications to serve as a member of the Supervisory Board, Dentsu shall be entitled to designate a different person for election to the Supervisory Board. If the size of the Supervisory Board is increased, the number of members that Dentsu may appoint will be increased so that Dentsu will be entitled to appoint a number of members of the Supervisory Board that is proportionate to its voting power in Publicis (rounding up to the nearest whole number).

         5. Dentsu shall vote its shares of Publicis at any such shareholders' meeting in its own discretion, except only as set forth below in clause (a) and
(c) of this Section 5.

                  (a) After due consultation between Dentsu and Madame EB, Dentsu will vote its Publicis shares as directed by Madame EB on the following matters:

                           (i) decisions to amend Publicis' charter to change
                  Publicis' name or headquarters, the number of members of the Supervisory Board or the Management Board (DIRECTOIRE), the duration of the terms in office of any such members, and the number of qualifying shares of Publicis required to be owned by any such member;

                           (ii) any merger, consolidation or similar business
                  combination of Publicis with or into any other company as a result of which those shareholders who were shareholders of Publicis immediately prior to such business combination shall have a majority of the outstanding votes and common equity interest of the surviving entity in such business combination, provided that, Dentsu will vote in any event its Publicis shares as directed by EB with respect to any merger of Somarel and/or the management companies holding certain Somarel shares, with and into Publicis; and

                           (iii) declaration of dividends, so long as EB directs
                  Dentsu to vote in favor of reasonable dividends that do not exceed 40% of Publicis' distributable profits for the applicable fiscal year;

                           (iv) capital increases of less than 10% of the share
                  capital or the voting rights of Publicis where Dentsu is entitled to subscribe by using preemptive rights (DROIT PREFERENTIAL DE PREEMPTION), PROVIDED that the capital increases with respect to which Madame EB may direct Denver will not exceed in the aggregate 10% of the capital of Publicis as constituted on the date hereof; and



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                           (v) reductions of share capital of Publicis resulting
                  from cancellation of shares pursuant to Publicis' stock repurchase program.

                  (b) After due consultation between Dentsu and Madame EB, Dentsu will vote its Publicis shares as it shall determine on each of the following:

                           (i) decisions to issue securities giving right to
                  more than 10% of the share capital or of the voting rights of Publicis;

                           (ii) rights offerings without right to subscribe to,
                  or participate in, such offering;

                           (iii) reserved capital increases to identified
                  parties;

                           (iv) public offer by Publicis of its securities with
                  suppression of the preferential rights of existing shareholders to subscribe, unless Dentsu has the right to participate in such offer in proportion to its ownership of Publicis;

                           (v) decisions to contribute or transfer assets to a
                  third party, to the extent such decision is put to the shareholders; and

                           (vi) decisions to approve any related party
                  transaction involving EB or Dentsu or any other affiliate of Publicis.

                  (c) In the event that members of the Supervisory Board designated by Dentsu are members of the audit committee of the Supervisory Board, and (x) the statutory auditors of Publicis (COMMISSAIRES AUX Comptes) present accounts certified by them, (y) any objections to such accounts raised by such Dentsu members of the audit committee are considered by such statutory auditors and answered by them, and (z) such statutory auditors maintain their certification of such accounts, then Dentsu shall vote at the shareholders' meeting in favor of the acceptance of such accounts.

         6. Until July 12, 2012 (the "Expiration Date"), Dentsu shall not pledge or transfer any shares of Publicis owned by Dentsu to any third party, except to comply with Dentsu's obligations under Section 8.

         7. From the Expiration Date, Dentsu may transfer all or any portion of the Publicis shares held by it without restriction, subject to the following:

                  (a) If Dentsu shall receive from a third party an offer (an "Offer") to purchase any Publicis shares (the "Offered Shares") for cash, Dentsu shall make a written offer for the sale of such shares to Madame EB at the same price and on the same terms as have been offered by the third party (the "Offered Price"), by


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         notice to Madame EB and Publicis' management board (DIRECTOIRE), setting forth the identity of such prospective third-party purchaser and attaching a copy of such offer and providing such further information relating to such offer as Madame EB may reasonably request. Madame EB shall have 45 days from the date the Offer is given in which to notify Dentsu in writing whether she, or her designee, elects to purchase all but not part of the Offered Shares set forth in such Offer (provided that such 45-day period may be reduced in the EB Shareholders' Agreement referred to below with respect to sales of small amounts of shares). If Madame EB or her designee elects to purchase the Offered Shares, Dentsu shall be bound to transfer to such person, and such person shall be bound to purchase, the Offered Shares, upon the terms set forth in the Offer within 20 days of the date of expiration of the 45-day period, by payment of cash in the amount of the Offered Price for such Offered Shares against delivery by Dentsu of all documents necessary to transfer such Offered Shares. If Madame EB or her designee does not elect to purchase all of the Offered Shares in accordance with the foregoing or fails to consummate the purchase within such 20-day period, Dentsu shall be free to sell and transfer such Offered Shares without restriction, provided that if such sale and transfer of the Offered Shares is not consummated within 180 days of the expiration of such 45-day period (if Madame EB fails to notify Dentsu of an election to purchase the Offered Shares) or the expiration of such 20-day period (if Madame EB notifies Dentsu in a timely manner of an election to purchase the Offered Shares, but fails to consummate the purchase), as the case may be, then any transfer by Dentsu of the Offered Shares shall be once again subject to the requirements of this
         Section 7(a).

                  (b) If Dentsu wishes to sell any Publicis shares on the open market or to an underwriter or in another organized selling effort (such as a bookbuilding or a secondary offering), Dentsu shall notify Madame EB thereof by delivery of a written notice (an "RFO Offer Notice") stating: (i) the number of Publicis shares proposed to be transferred (the "Sale Shares"); (ii) the proposed price (the "RFO Offer Consideration"); and (iii) an offer to Madame EB to sell to her the Sale Shares at the RFO Offer Consideration. Madame EB will have 30 days from the date the RFO Offer Notice is given in which to notify Dentsu whether she, or her designee, elects to purchase all but not part of the Sale Shares on the terms stated in such RFO Offer Notice. If Madame EB or her designee elects to purchase all but not part of the Sale Shares, she or her designee shall consummate the purchase of such Sale Shares not later than 20 days from the date of such election by payment of cash in the amount of the RFO Offer Consideration for such Sale Shares against delivery by Dentsu of all documents necessary to transfer such Sale Shares. If Madame EB or her designee does not elect to purchase all of the Sale Shares or fails to consummate the purchase within such 20-day period, then Dentsu may sell and transfer all of the Sale Shares to any other person without restriction for cash at a price equal to or greater than the RFO Offered


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         Consideration, provided that if Dentsu (x) does not accept an offer from any such other person to purchase the Sale Shares within 30 Business Days of the expiration of the 30-day period specified above (if Madame EB fails to notify Dentsu of an election to purchase the Sale Shares) or the expiration of the 20-day period specified above (if Madame EB notifies Dentsu in a timely manner of an election to purchase the Sale Shares, but fails to consummate the purchase), as the case may be, or (y) if Dentsu does accept such an offer from any such other person within such 30 Business Day period but does not consummate the sale and transfer of the Sale Shares to such other person by the sixtieth day following such thirtieth Business Day, then any transfer by Dentsu of the Sale Shares shall once again be subject to the requirements of this Section 7(b). For purposes of the preceding sentence, "Business Day" shall mean any day, other than a Saturday, Sunday or other day on which the Paris Stock Exchange is closed.

         8. Until the Expiration Date, Dentsu shall be prohibited to own, alone or in concert, at any time more than a number of Publicis Shares that entitles it to 15% of the voting power of Publicis (such level of ownership, the "Permitted Level"), except as may be otherwise agreed with Publicis in the Publicis Shareholders' Agreement referred to in the Publicis MOU, PROVIDED that no ORAs (or ordinary shares issuable in respect thereof) or warrants attached to the OBSAs, such instruments being referred to in the Merger Agreement (or ordinary shares issuable in respect of such warrants) issued in connection with the Merger shall be taken into account for the purpose of determining whether the Permitted Level had been exceeded by Dentsu, PROVIDED, FURTHER that Dentsu shall not be deemed to have violated the foregoing prohibition (i) if Dentsu inadvertently or unintentionally exceeds the Permitted Level and, upon notice thereof from Publicis or Madame EB, Dentsu promptly reduces its ownership of shares of Publicis to the Permitted Level, or (ii) to the extent Dentsu exceeds the Permitted Level as a result of any repurchase of shares or other reduction of capital by Publicis, and PROVIDED, further, that if Dentsu exceeds the Permitted Level for any reason, Dentsu will not vote at any shareholders' meeting of Publicis such number of shares of Publicis owned by Dentsu that represents voting power in excess of 15% of the voting power of Publicis.

         9. Denver will not conclude any agreement concerning the direction and management of Philadelphia with any third party without the written permission of Madame EB. Without Dentsu's written permission, Madame EB will not conclude any agreement concerning the direction and management of Philadelphia with any third party that would result in Dentsu's being required to join in making a tender offer for Publicis. In case of a violation by Madam EB of this Section 9 of this Memorandum of Understanding, Dentsu may immediately, by notice, terminate this Memorandum of Understanding and any EB Shareholders' Agreement incorporating the provisions of this Memorandum of Understanding.

         10. Madame EB will cause her designees on the Supervisory Board of Publicis to comply with the provisions of the Publicis MOU. Madame EB agrees to use


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her best efforts to ensure that Dentsu will always be protected against any dilution from a capital increase of Publicis in cash to which Dentsu is not entitled to subscribe by using preemptive rights (DROITS PREFERENTIAL DE PREEMPTION).

         11. Dentsu and Madame EB agree that, if any of the arrangements contemplated by this Memorandum of Understanding would result in Dentsu's inability to equity account for its investment in Publicis, Dentsu and Madame EB will use their respective best efforts to adjust such arrangements to the extent necessary so as to permit Dentsu to equity account for its investment in Publicis, provided that the economic and legal substance of such adjusted arrangements will be substantially equivalent to that of the arrangements contemplated initially by this Memorandum of Understanding.

         12. The fact that, at any shareholders' meeting of Publicis, a party to this Memorandum of Understanding shall cast one or more votes differently from the votes cast by the other party shall not, of itself, constitute sufficient ground for either party to seek the termination of this Memorandum of Understanding.

         13. The term of the agreement between Madame EB and Dentsu shall be 12 years, renewable upon mutual agreement of Madame EB and Dentsu.

         14. On or before the first date on which Dentsu is required pursuant to the Support Agreement to vote its B|Com3 shares in favor of the Merger, Dentsu and Madame EB will enter into a shareholders' agreement (the "EB Shareholders' Agreement") incorporating the provisions of this Memorandum of Understanding. Madame EB undertakes to represent the interests of her successors in the negotiation of the EB Shareholders' Agreement and to obtain their assent thereto and their execution and delivery thereof to the extent legally appropriate or necessary.

         15. Dentsu and Madame EB will instruct their respective advisers to negotiate and draft expeditiously the EB Shareholders' Agreement giving effect to this Memorandum of Understanding and will execute and deliver the same. The EB Shareholders' Agreement will be in the English language and will be governed by the laws of the Republic of France. Absent the execution and delivery of the EB Shareholders' Agreement by the date referred to in Section 13, Dentsu and Madame EB will continue to be bound by the terms of this Memorandum of Understanding. All disputes arising under this Memorandum of Understanding or the EB Shareholders' Agreement, or relating thereto or hereto, will be settled by binding arbitration in Geneva under the Rules of the London Court of International Arbitration (the "LCIA"). The arbitral tribunal will be composed of two arbitrators chosen by the respective parties and a chairman jointly chosen by the two arbitrators (and absent agreement, by the President du Tribunal de Premiere Instance du Canton de Geneve"). The arbitration shall be conducted in the English language.



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         16. This Memorandum of Understanding shall be governed in all respects, including as to validity, interpretation and effect, by the laws of the Republic of France.

         17. The parties will keep this Memorandum of Understanding strictly confidential and will not disclose it or the transactions contemplated hereby except as may be required by applicable law and stock exchange rules and to their respective advisers. Except as may be required by applicable law or the rules of any securities exchange on which a party's securities are traded, any press release or similar communication by either party as to this Memorandum of Understanding or the transactions contemplated hereby must be reviewed by and approved in advance in writing by the other party and the other party must be given a reasonable opportunity to comment thereon.


DENTSU INC

By:     /s/ Yutaka Narita                            /s/ Elisabeth Badinter
   --------------------------------               -----------------------------
            President                                   ELISABETH BADINTER



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